Exhibit 99.1

One Stop Systems Reports Q3 2026 Results

Year-over-year revenue growth for the third quarter of 35.9% driven primarily by expanding commercial customer base across healthcare, aerospace and data center markets

Year-to-date book-to-bill of 1.46x reflects strong demand and robust pipeline across defense and commercial markets

Management increases revenue growth guidance to approximately 40% for 2026, from its prior guidance of 25% to 30%, as a result of stronger than expected third quarter sales and orders

ESCONDIDO, Calif. – October 28, 2026 – One Stop Systems, Inc. ("OSS" or the "Company") (Nasdaq: OSS), a leader in rugged Enterprise Class compute for artificial intelligence (AI), machine learning (ML), autonomy and sensor processing at the edge, reported results for the third quarter ended September 30, 2026. Third quarter and nine-month comparisons are to the same year-ago periods unless otherwise noted. On December 30, 2025, the Company closed a definitive agreement to sell all assets and operations of Bressner Technology GmbH. All operations, assets, and liabilities associated with the sale of Bressner have been classified as discontinued operations.

“Our third quarter results were better than expected and reflect accelerating momentum across our business, supported by growing demand for our Enterprise Class compute solutions and the expanding diversity of our customer base,” stated OSS President and CEO, Mike Knowles. “We are particularly encouraged by the composition of our third quarter revenue growth, which was primarily driven by higher sales to commercial customers across healthcare, commercial aerospace, and specialized data center applications, complementing our established strength and continued momentum in defense markets. Expanding customer diversification, combined with higher average order values, reflects growing demand for our differentiated compute solutions across multiple end markets.”

“Our pipeline remains robust, with a year-to-date book-to-bill ratio of 1.46x reflecting strong underlying demand for our solutions. While third quarter bookings were influenced by the timing of customer orders, we expect several large, multimillion-dollar orders to close during the fourth quarter and continue to advance what we believe to be potentially transformative opportunities across our core defense and commercial markets. We believe these opportunities reflect our strengthening competitive position and provide a solid foundation for sustained growth,” continued Mr. Knowles.

“Third quarter adjusted EBITDA increased 33.7% year-over-year to $0.3 million. In the quarter, we recognized $0.5 million of bad debt expense related to the bankruptcy filing of a former customer and $0.4 million of legal expenses related to a previously disclosed settlement with a former customer. Excluding these two items, third quarter adjusted EBITDA would have been approximately $1.2 million, or nearly 10% of third quarter total revenue, demonstrating the underlying profitability and operating leverage of our business. We are excited about the opportunities ahead in the fourth quarter and as we enter 2027, and remain confident in our ability to drive sustainable, profitable growth and long-term shareholder value,” concluded Mr. Knowles.

2026 Third-Quarter Financial Summary

Total revenue from continuing operations increased to $12.6 million, from $9.3 million in the third quarter of 2025. The 35.9% year-over-year increase in total revenue was driven by revenue generated from new customers in 2026 and from higher production volumes with certain existing customers. Key drivers of the revenue increase included initial deliveries to a new customer developing a network of autonomous energy nodes engineered to power compute payloads, higher production deliveries to a commercial aerospace customer for in-flight entertainment systems, and higher sales to a medical imaging OEM to support a breast cancer screening application.

Gross margin from continuing operations was 42.6% for the three months ended September 30, 2026, compared to 45.6% in the prior year quarter. The year-over-year decrease in gross margin percentage was primarily driven by product mix, partially offset by more favorable manufacturing absorption.

Total operating expenses from continuing operations increased 33.7% to $6.2 million. The $1.6 million year-over-year increase in operating expenses was primarily due to $0.5 million of bad debt expense recognized for a receivable with a former customer that entered bankruptcy, $0.4 million of legal fees associated with a previously disclosed legal settlement with a former customer, and $0.5 million of higher stock-based compensation expense due to a higher grant date fair value of RSUs expensed in the current year period. Total operating expenses were partially offset by lower year-over-year R&D expenses.

The Company reported a loss from continuing operations of $0.6 million, or $0.02 per diluted share for the three months ended September 30, 2026, as compared to a loss from continuing operations of $0.4 million, or $0.02 per share, in the prior year period. The Company reported non-GAAP net income from continuing operations of $0.3 million, or $0.01 per diluted share, compared to non-GAAP net income of $31,000, or $0.00 per share, in the prior year period.

Adjusted EBITDA, from continuing operations, a non-GAAP metric, was $0.3 million for the three months ended September 30, 2026, compared to adjusted EBITDA, from continuing operations, of $0.2 million in the prior year period. Adjusted EBITDA for the third quarter of 2026 included expenses of $0.5 million for a bad debt expense and $0.4 million of legal fees associated with the previously disclosed legal settlement with a former customer. 2026 third quarter adjusted EBITDA excluding these expenses would have been $1.2 million.

Net cash used in continuing operations for the nine months ended September 30, 2026, was $12.4 million, compared to net cash used in continuing operations of $5.9 million in the prior year period. 2026 year-to-date net cash included a $6.25 million legal settlement that occurred in the 2026 second quarter, and a year-to-date increase of $7.8 million in inventories to support expected revenue growth.

As of September 30, 2026, the Company reported cash, cash equivalents, and short-term investments of $18.9 million, and total working capital of $37.9 million, compared to cash, cash equivalents, and short-term investments of $31.2 million, restricted cash of $2.2 million and total working capital of $45.3 million at December 31, 2025.

2026 Nine Month Financial Summary

Total revenue from continuing operations increased to $30.0 million, compared to $20.2 million for the same period last year. The 48.3% year-over-year increase in total revenue was driven by revenue generated from new customers in 2026 and from higher production volume with certain existing customers. Key drivers of the revenue increase included higher sales to support the P-8A Poseidon reconnaissance aircraft, higher sales to a medical imaging OEM to support a breast cancer screening application, higher sales for military applications onboard naval vessels and aircraft, initial deliveries to a new customer developing a network of autonomous energy nodes, and higher revenue from customer-funded development programs.

Gross margin from continuing operations was 43.9%, as compared to 44.4% in the prior year. The slight year-over-year decrease in gross margin percentage was primarily driven by product mix, partially offset by more favorable manufacturing absorption and higher engineering efficiencies on customer funded development programs.

Total operating expenses increased 56.5% to $22.4 million, from $14.3 million for the same period last year. The $8.0 million year-over-year increase in operating expenses included a $6.25 million charge related to the legal settlement in the second quarter, as well as a $0.5 million of bad debt expense, primarily driven by provision for a receivable with a former customer that entered bankruptcy, $0.7 million of legal fees associated with a previously disclosed legal settlement with a former customer, and $0.9 million of higher stock-based compensation expense due to a higher grant date fair value of RSUs expensed in the current year period. Total operating expenses were partially offset by lower year-over-year R&D expenses.

OSS reported a loss from continuing operations of $8.3 million, or $0.33 per share, as compared to a loss from continuing operations of $5.1 million, or $0.24 per share, in the prior year. The Company reported non-GAAP net income from continuing operations of $0.4 million, or $0.02 per share, compared to a non-GAAP net loss from continuing operations of $3.7 million, or $0.17 per share in the prior year.

Adjusted EBITDA income, from continuing operations, a non-GAAP metric, was $0.1 million, compared to an adjusted EBITDA loss, from continuing operations, of $3.2 million in the prior year period. Adjusted EBITDA for the first nine-months of 2026 included $0.5 million for a bad debt expense associated with the bankruptcy of a former customer and $0.7 million of legal fees associated with the previously-disclosed legal settlement with a former customer. 2026 year-to-date adjusted EBITDA excluding these expenses would have been $1.4 million.

Income from Discontinued Operations, net of Income Taxes

Income from discontinued operations consists of income from the Company’s Bressner Technologies subsidiary, which was sold on December 30, 2025. Income from discontinued operations also includes the gain recognized on the sale.

The Company recorded no income or loss from discontinued operations, net of income taxes, for the three months ended September 30, 2026, compared to income of $0.6 million in the prior year. For the nine months ended September 30, 2026, loss from discontinued operations, net of income taxes, was $0.2 million, compared to income from discontinued operations, net of income taxes, of $1.4 million in the prior year. The loss in the current year period was due to post-transaction adjustments to the gain on sale of the Bressner business for final net working capital balances.

2026 Full Year Outlook

The Company is executing a strategic plan targeting both commercial and defense markets, aiming to provide integrated solutions and establish OSS as a platform incumbent on large, multi-year programs. This approach is expected to drive long-term value by increasing predictable, recurring revenue and building a strong, multi-year backlog.

Based on its current performance and business outlook, OSS is increasing its full-year 2026 revenue growth guidance. We believe that the Company’s expectations for 2026 reflect better than expected growth across its core defense and commercial markets and expected higher customer-funded development revenue compared with 2025. The Company also continues to monitor potential supply chain constraints affecting certain components, including memory, and the current outlook for the federal government budget. Changes in these assumptions could positively or negatively affect OSS’s 2026 results.

For the full year of 2026, OSS expects:

-
Revenue growth of approximately 40%, compared to prior guidance of 25% to 30%
-
Gross margin of approximately 40%-42%
-
Adjusted EBITDA of $0.5 million to $1.0 million

Conference Call

OSS will hold a conference call to discuss its results for the third quarter of 2026, followed by a question-and-answer period.

Date: Wednesday, October 28, 2026

Time: 10:00 a.m. ET (7:00 a.m. PT)

Toll-free dial-in: 1-800-717-1738

International dial-in: 1-646-307-1865

Conference ID: 32264 (required for entry)
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1773205&tp_key=3a8ee0805b

A replay of the call will be available after 1:00 p.m. ET on October 28, 2026, through November 11, 2026.

Toll-free replay: 1-844-512-2921

International replay: 1-412-317-6671

Passcode: 1132264

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI enabled solutions for the demanding ‘edge.’ OSS designs and manufactures Enterprise Class compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As one of the fastest growing segments of the multi-billion-dollar edge computing market, AI enabled solutions require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Non-GAAP Financial Measures

We believe that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, government funded programs, fair value adjustments from purchase accounting, stock-based compensation expense, and expenses related to discontinued operations. Adjusted EBITDA also excludes the impact of the legal settlement agreement.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, we believe that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Our adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. Our adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

EBITDA from Continuing Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Loss from continuing operations	$(593,734)	$(380,719)	$(8,275,982)	$(5,134,263)
Legal settlement	$-	$-	6,250,000	-
Depreciation	$183,195	$192,841	549,811	583,278
Amortization of right-of-use assets net of change in operating lease liability	$(6,223)	$(2,595)	(16,376)	(6,660)
Stock-based compensation expense	$909,622	$411,687	2,425,963	1,473,442
Interest expense	$-	$2,424	-	2,424
Interest income	$(242,570)	$(36,433)	(853,398)	(159,795)
Adjusted EBITDA	$250,290	$187,205	$80,018	$(3,241,573)

EBITDA from Discontinued Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Income (loss) from discontinued operations, net of income taxes	$-	$644,206	$(157,274)	$1,359,387
Post-closing adjustments to gain on sale	$-	$-	157,274	-
Depreciation	$-	$32,927	-	93,499
Amortization of right-of-use assets net of change in operating lease liability	$-	$(113)		53,796
Stock-based compensation expense	$-	$32,934	-	99,514
Interest expense	$-	$12,641	-	40,517
Interest income	$-	$-	-	555
Provision for income taxes	$-	$266,881	-	600,535
Adjusted EBITDA	$-	$989,476	$-	$2,247,802

Consolidated EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net (loss) income	$(593,734)	$263,488	$(8,433,256)	$(3,774,876)
Legal settlement	$-	$-	6,250,000	-
Post-closing adjustments to gain on sale	$-	$-	157,274	-
Depreciation	$183,195	$225,768	549,811	676,777
Amortization of right-of-use assets net of change in operating lease liability	$(6,223)	$(2,708)	(16,376)	47,136
Stock-based compensation expense	$909,622	$444,621	2,425,963	1,572,956
Interest expense	$-	$15,065	-	42,941
Interest income	$(242,570)	$(36,433)	(853,398)	(159,240)
Provision for income taxes	$-	$266,881	-	600,535
Adjusted EBITDA	$250,290	$1,176,682	$80,018	$(993,771)

(Dollars may not calculate due to rounding)

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. We believe that exclusion of certain selected items assists in providing a more complete understanding of our underlying results and trends and allows for comparability with our peer company index and industry. We use this measure along with the corresponding GAAP financial measures to manage our business and to evaluate our performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, government funded programs, impairment of long lived assets, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Non-GAAP income (loss) also excludes the impact of the legal settlement agreement. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

Non-GAAP Adjusted EPS from Continuing Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Loss from continuing operations	$(593,734)	$(380,719)	$(8,275,982)	$(5,134,263)
Legal settlement	-	-	6,250,000	-
Stock-based compensation expense	909,622	411,687	2,425,963	1,473,442
Non-GAAP net income (loss) from continuing operations	$315,888	$30,968	$399,981	$(3,660,821)

Non-GAAP net income (loss) from continuing operations per share:
Basic	$0.01	$0.00	$0.02	$(0.17)
Diluted	$0.01	$0.00	$0.02	$(0.17)
Weighted average common shares outstanding:
Basic	24,993,832	21,952,963	24,839,830	21,675,802
Diluted	25,899,044	22,840,761	25,933,329	21,675,802

Non-GAAP Adjusted EPS from Discontinued Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Income (loss) from discontinued operations, net of income taxes	$-	$644,206	$(157,274)	$1,359,387
Post-closing adjustments to gain on sale	-	-	157,274	-
Stock-based compensation expense	-	32,934	-	99,514
Non-GAAP net income from discontinued operations	$-	$677,140	$-	$1,458,901

Non-GAAP net income from discontinued operations per share:
Basic	$-	$0.03	$-	$0.07
Diluted	$-	$0.03	$-	$0.07
Weighted average common shares outstanding:
Basic	24,993,832	21,952,963	24.839,830	21,675,802
Diluted	25,899,044	22,840,761	25,933,329	22,308,957

Consolidated Non-GAAP Adjusted EPS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net (loss) income	$(593,734)	$263,488	$(8,433,256)	$(3,774,876)
Legal settlement	-	-	6,250,000	-
Post-closing adjustments to gain on sale	-	-	157,274	-
Stock-based compensation expense	909,622		2,425,963	1,572,956
Non-GAAP net income (loss)	$315,888	$708,109	$399,981	$(2,201,920)

Non-GAAP net income (loss) per share:
Basic	$0.01	$0.03	$0.02	$(0.10)
Diluted	$0.01	$0.03	$0.02	$(0.10)
Weighted average common shares outstanding:
Basic	24,993,832	21,952,963	24.839,830	21,675,802
Diluted	25,899,044	22,840,761	25,933,329	21,675,802

(Dollars may not calculate due to rounding)

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. Words such as, but not limited to, "anticipate," "aim," "believe," "contemplate," "continue," "could," "design," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "seek," "should," "suggest," "strategy," "target," "will," "would," and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include but are not limited to statements regarding the Company's anticipated financial performance and outlook for 2026, including expected revenue growth, gross margin and adjusted EBITDA; anticipated customer orders and the timing and likelihood of converting sales opportunities into bookings and revenue; expected demand for the Company's products across defense and commercial markets; anticipated customer-funded development activity; the Company's ability to expand its customer base and market opportunities; and its ability to execute its strategic plan, secure positions on large, multi-year programs and achieve sustainable growth and profitability.

The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of its plans or expectations will be achieved, including but not limited to expected increases in sales, revenues and profitability, non-GAAP financial measures, our multi-year strategy, expected market growth, continued or new demand for our products, increase in margins, and operating expenses. These statements are based on the Company's current beliefs and expectations. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC, as well as those relating to current geopolitical conditions, defense spending changes, the Company’s ability to successfully scale production, manage program execution, and meet customer delivery schedules, semiconductor supply constraints, and customer concentration. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:
Robert Kalebaugh
One Stop Systems, Inc.
Tel (858) 518-6154

Email contact

Investor Relations:

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Unaudited September 30, 2026	Audited December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$5,637,841	$31,174,880
Restricted cash	-	2,200,096
Short-term investments	13,246,688	-
Accounts receivable, net	12,743,025	11,549,718
Inventories, net	13,724,600	5,420,439
Prepaid expenses and other current assets	567,705	472,884
Total current	45,919,865	50,818,017
Property and equipment, net	292,229	674,654
Operating lease right-of-use assets	1,086,582	1,216,871
Deposits and other	36,555	38,093
Intangible assets, net	85,695	73,908
Total assets	$47,420,926	$52,821,543

LIABILITIES AND STOCK HOLDER
Current liabilities
Accounts payable	$2,114,154	1,716,389
Accrued expenses and other current liabilities	5,679,614	3,630,130
Current portion of operating lease liabilities	267,693	219,097
Total current liabilities	8,061,461	5,565,616
Operating lease liabilities, net of current portion	1,054,602	1,249,862
Total liabilities	9,116,063	6,815,478
Commitments and contingencies
Stockholders' equity
Common stock, $0.0001 par value; 500,000,000 shares authorized; 25,037,445 and 24,583,775 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	2,505	2,458
Additional paid-in capital	63,751,064	62,968,973
Accumulated other comprehensive loss	(50,884)	-
Accumulated deficit	(25,398,622)	(16,965,367)
Total stockholders’ equity	38,304,863	46,006,064
Total liabilities and stockholders’ equity	$47,420,926	$52,821,543

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars may not calculate due to rounding)

	For the Three Month Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Product	$12,353,277	$8,966,978	$27,822,538	$19,139,122
Customer funded development	230,241	295,539	2,179,141	1,090,916
	12,583,518	9,262,517	30,001,679	20,230,038
Cost of Revenue:
Product	7,135,004	4,944,908	15,765,085	10,560,688
Customer funded development	90,355	95,919	1,059,839	696,579
	7,225,359	5,040,827	16,824,924	11,257,267
Gross Profit	5,358,159	4,221,690	13,176,755	8,972,771
Operating expenses:
General and administrative	3,190,639	1,728,012	8,089,248	5,543,820
Legal settlement	-	-	6,250,000	-
Marketing and selling	1,892,397	1,632,506	5,235,314	4,898,135
Research and development	1,109,833	1,271,637	2,779,972	3,838,849
Total operating expenses	6,192,869	4,632,155	22,354,534	14,280,804
Loss from operations	(834,710)	(410,465)	(9,177,779)	(5,308,034)
Other income (expense), net:
Interest income	242,570	36,433	853,398	159,795
Interest expense	-	(2,424)	-	(2,424)
Other (expense) income, net	(1,594)	(4,263)	48,399	16,400
Total other income, net	240,976	29,746	901,797	173,771
Loss Before Income Taxes	(593,734)	(380,719)	(8,275,982)	(5,134,263)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(593,734)	(380,719)	(8,275,982)	(5,134,263)
Income (loss) from discontinued operations, net of income taxes	-	644,206	(157,274)	1,359,387
Net (Loss) Income	(593,734)	263,487	(8,433,256)	(3,774,876)

Per Share Basis:
Basis:
Continuing operations	$(0.02)	$(0.02)	$(0.33)	$(0.24)
Discontinued operations	$-	$0.03	$(0.01)	$0.06
Basic (loss) income per share	$(0.02)	$0.01	$(0.34)	$(0.17)
Diluted:
Continuing operations	$(0.02)	$(0.02)	$(0.33)	$(0.24)
Discontinued operations	$-	$0.03	$(0.01)	$0.06
Diluted (Loss) Income per Share	$(0.02)	$0.01	$(0.34)	$(0.17)
Weighted average common Shares outstanding:
Basic	24,993,832	21,952,963	24,839,830	21,675,802
Diluted	24,993,832	22,840,761	24,839,830	22,308,957

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2026	2025
Cash flows from continuing operating activities:
Loss from continuing operations	$(8,275,982)	$(5,134,263)
Adjustments to reconcile loss from continuing operations to net cash (used in) continuing operating activities:
Depreciation	549,811	583,278
Provision for (recovery from) credit losses	573,596	(100)
Amortization of right-of-use assets	130,289	169,723
Stock-based compensation expense	2,425,963	1,473,442
Change in warranty reserves	20,000	30,000
Change in inventories reserves	(548,999)	(632,783)
Loss on disposal of property and equipment	11,698
Changes in operating assets and liabilities:
Accounts receivable	(1,766,903)	(2,696,476)
Inventories	(7,755,167)	671,968
Prepaid expenses and other current assets	(96,301)	(135,855)
Security deposits	3,019	-
Accounts payable	397,765	1,060,189
Accrued expenses and other current liabilities	2,029,484	(1,152,416)
Operating lease liabilities	(146,665)	(176,383)
Net cash used in continuing operating activities	(12,448,392)	(5,939,676)

Cash flows from continuing investing activities:
Purchases of property and equipment	(190,872)	(108,630)
(Purchase) sale of marketable securities	(13,296,773)	3,212,492
Net cash (used in) provided by continuing investing activities	(13,487,645)	3,103,862

Cash flows from continuing financing activities:
Proceeds from exercise of stock options	206,122	1,022,988
Payment of withholding taxes on stock-based awards	(1,849,946)	(509,977)
Proceeds from bank lines of credit	-	1,000,000
Net cash (used in) provided by continuing financing financing activities	(1,643,824)	1,513,011

Net change in cash, cash equivalents, and restricted cash from continuing operations	(27,579,861)	(1,322,803)

Net cash flow from discontinued operating activities	(157,274)	1,014,062
Net cash flow from discontinued investing activities	-	(359,249)
Net cash flow from discontinued financing activities	-	-
Net change in cash, cash equivalents, and restricted cash from discontinued operations	(157,274)	654,812
Effect of exchange rate changes on cash	-	381,918
Net change in cash, cash equivalents, and restricted cash	(27,737,135)	(286,073)
Cash, cash equivalents, and restricted cash, beginning of period:	33,374,976	6,794,093
Cash, cash equivalents, and restricted cash, end of period	$5,637,841	$6,508,020